Exhibit 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

Core Scientific, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)

Equity	Common Stock, $0.00001 par value per share	Rules 457(c) and 457(h)	40,000,000	$3.54	$141,600,000	.00014760	$20,901

Total Offering Amounts							$20,901

Total Fee Offsets							$—

Net Fee Due							$20,901

(1)

This Registration Statement covers 40,000,000 shares of common stock, par value $0.00001 per share (“Common Stock”), of Core Scientific, Inc. (“Registrant”) available for issuance pursuant to awards under the Core Scientific, Inc. 2024 Stock Incentive Plan (the “Plan”). Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement also covers any additional shares of Registrant’s Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Registrant’s Common Stock, as applicable.

(2)

Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $3.54 per share, the average of the high and low sale prices of the Registrant’s Common Stock, as quoted on The Nasdaq Global Select Market and rounded up to the nearest cent, on May 14, 2024, which date is within five business days prior to the filing of this Registration Statement.